For Immediate Release:

Republic Airways Files Plan of Reorganization,
Intends to Emerge from Chapter 11 in Q1-2017

INDIANAPOLIS, Indiana (Nov. 16, 2016) - Republic Airways Holdings Inc. today announced that it filed its Plan of Reorganization (the "Plan") and a related Disclosure Statement with the U.S. Bankruptcy Court for the Southern District of New York. The Plan sets a course for the Company to emerge during the first quarter of 2017, and was filed with the full support of the Creditors Committee.

The Plan outlines that the Company will emerge as a single air carrier operating the world's largest fleet of E170/E175 aircraft, under the Republic Airline Inc. name. The Disclosure Statement further discusses the significant operational and economic benefits the Company has achieved in Chapter 11, including the renegotiation and extension of its capacity purchase agreements with American, Delta, and United; favorable amendments to all core supplier and services agreements; the accelerated removal of out-of-favor aircraft; and the restructuring of the debt on over 80 EJET aircraft. Collectively, the accomplishments achieved in Chapter 11 will significantly streamline the Company's operations, enhance its competitiveness, allow for new E175 deliveries for United beginning in April of 2017, and insures the Company has access to adequate liquidity to support its long range business plan.

"Today's announcement illustrates what a team can accomplish when it's focused on delivering an exceptional experience for its customers and associates. We have achieved each of the restructuring goals set at the onset of this case, while restoring our airline to a level of operational excellence unmatched in our industry," said Bryan Bedford, Republic's Chief Executive Officer. "The airline has achieved a 99.7% controllable completion rate in 2016 and is exceeding that level of performance in Q4. These collective results are a true testament to our people and how committed they are to the continued transformation of our airline."

About the Company: Republic Airways Holdings Inc. (RJETQ/OTC), based in Indianapolis, Indiana, is an airline holding company that owns Republic Airlines and Shuttle America, collectively called "the airlines." The airlines operate a combined fleet of about 165 aircraft and offer scheduled passenger service with approximately 850 flights daily to about 105 cities in 38 U.S. states, Canada, the Caribbean and Latin America. The airlines provide fixed-fee flights operated under our major airline partner brands of American Eagle, Delta Connection and United Express.The airlines employ about 5,200 aviation professionals. For more information, visit www.rjet.com, follow @RepublicAirways on Twitter and Instagram or connect on Facebook or LinkedIn.

Bob Birge
Director, Corporate Communications
Republic Airways Holdings
(317) 471-2470
CorpComm@rjet.com